UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 15, 2016

Commission File Number	Registrant; State of Incorporation; Address and Telephone Number	IRS Employer Identification No.

1-11459	PPL Corporation (Exact name of Registrant as specified in its charter) (Pennsylvania) Two North Ninth Street Allentown, PA 18101-1179 (610) 774-5151	23-2758192
333-173665	LG&E and KU Energy LLC (Exact name of Registrant as specified in its charter) (Kentucky) 220 West Main Street Louisville, KY 40202-1377 (502) 627-2000	20-0523163
1-2893	Louisville Gas and Electric Company (Exact name of Registrant as specified in its charter) (Kentucky) 220 West Main Street Louisville, KY 40202-1377 (502) 627-2000	61-0264150

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 – Financial Information
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
and
Section 8 - Other Events
Item 8.01 Other Events
On September 15, 2016, the County of Trimble, Kentucky (the "Issuer") issued $125,000,000 aggregate principal amount of its Pollution Control Revenue Refunding Bonds, 2016 Series A (Louisville Gas and Electric Company Project) (the "Issuer Bonds") on behalf of Louisville Gas and Electric Company ("LG&E"). The proceeds of the Issuer Bonds are being used to pay and discharge $83,335,000 in outstanding principal amount of Pollution Control Revenue Bonds, 2000 Series A (Louisville Gas and Electric Company Project) and $41,665,000 in outstanding principal amount of Pollution Control Revenue Bonds, 2002 Series A (Louisville Gas and Electric Company Project), each previously issued by the Issuer on behalf of LG&E to refinance certain pollution control facilities (the "Project") owned by LG&E. The Issuer Bonds mature on September 1, 2044, and are subject to mandatory purchase on any date on which the Issuer Bonds are converted to a different interest rate mode, as described below.

The Issuer Bonds were issued under an Indenture of Trust, dated as of September 1, 2016 (the "Indenture"), by and between the Issuer and U.S. Bank National Association, as trustee (the "Issuer Bond Trustee"). The Issuer has loaned the proceeds of the Issuer Bonds to LG&E pursuant to a Loan Agreement dated as of September 1, 2016 between LG&E and the Issuer (the "Loan Agreement"). Pursuant to the Loan Agreement, LG&E is obligated to make payments in such amounts and at such times as will be sufficient to pay, when due, the principal or redemption price and interest on the Issuer Bonds.

To secure its obligations to make payments with respect to the Issuer Bonds, LG&E has delivered to the Issuer Bond Trustee its First Mortgage Bonds, Collateral Series 2016TCA (the "Company Mortgage Bonds"), in each case, issued pursuant to LG&E's Indenture, dated as of October 1, 2010, to The Bank of New York Mellon, as trustee, as supplemented by Supplemental Indenture No. 5 ("Supplemental Indenture No. 5") dated as of September 1, 2016 (the "2010 Indenture"). The principal amount, maturity date and interest rate provisions on the Company Mortgage Bonds correspond to the principal amount and maturity date of, and the interest rates on, the Issuer Bonds. So long as LG&E makes the required payments under the Loan Agreement, it will not be obligated to make additional payments on the Company Mortgage Bonds.

The Issuer Bonds initially were issued bearing interest at a weekly rate as determined by a remarketing agent in accordance with the Indenture taking into account then prevailing market conditions. The method of determining the interest rate on the Issuer Bonds may be converted from time to time at LG&E's option in accordance with the Indenture to a daily rate, a weekly rate, a semi-annual rate, an annual rate, a long term rate, rates based on a London Interbank Offered (LIBOR) rate, a term rate based on the Securities Industry and Financial Markets Association Municipal Swap Index or an agreed flexible rate determined by a remarketing agent based on prevailing market conditions.

On any business day while the Issuer Bonds bear interest at the weekly rate, the Issuer Bonds are subject to optional redemption at the option of the Issuer upon the written direction of LG&E, in whole or in part, at a redemption price of 100% of the principal amount thereof, plus accrued interest, if any, to the redemption date. The optional redemption provisions may be changed in connection with a conversion to a different interest rate mode. The Issuer Bonds are also subject to extraordinary optional redemption at a redemption price of 100% of the principal amount thereof plus accrued interest to the redemption date upon the exercise by LG&E of an option under the Loan Agreement to prepay the loan upon the occurrence of certain events, including the imposition of unreasonable burdens or excessive liabilities upon LG&E with respect to the Project, specified damage to or destruction of the Project, changes in the economic availability of materials or supplies necessary for the efficient operation of the generating station served by the Project, condemnation of the Project, certain changes in law rendering the Loan Agreement void or unenforceable or an order requiring cessation of a substantial part of LG&E's operations at the generating station served by the Project that would prevent LG&E from carrying on its normal operations at such station for a period of six months. The Issuer Bonds are also subject to mandatory redemption upon a determination that the interest on the Issuer Bonds would be included in the gross income of the owners thereof for federal income tax purposes. Any such mandatory redemption would be at a redemption price of 100% of the principal amount thereof, without redemption premium, plus accrued interest, if any, to the redemption date.

The Loan Agreement, Supplemental Indenture No. 5 and the Officer's Certificate under the 2010 Indenture relating to the Company Mortgage Bonds are filed with this report as Exhibits 4(a), 4(b) and 4(c), respectively.

Section 9 – Financial Statements and Exhibits
Item 9.01 Financial Statements and Exhibits
(d) Exhibits

Exhibit No.	Description
4(a)	Loan Agreement dated as of September 1, 2016 between Louisville Gas and Electric Company and the County of Trimble, Kentucky.
4(b)	Supplemental Indenture No. 5, dated as of September 1, 2016, of Louisville Gas and Electric Company to The Bank of New York Mellon, as Trustee.
4(c)
Officer's Certificate, dated September 15, 2016, pursuant to Section 201 and Section 301 of the Indenture, dated as of October 1, 2010, of Louisville Gas and Electric Company to The Bank of New York Mellon.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

PPL CORPORATION

By:	/s/ Stephen K. Breininger
Stephen K. Breininger Vice President and Controller

LG&E AND KU ENERGY LLC

By:	/s/ Kent W. Blake
Kent W. Blake Chief Financial Officer

LOUISVILLE GAS AND ELECTRIC COMPANY

By:	/s/ Kent W. Blake
Kent W. Blake Chief Financial Officer

Dated:  September 15, 2016